Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

January 12, 2021

Scorpio Tankers Inc.
9, Boulevard Charles III
MC 98000 Monaco

Re:	Scorpio Tankers Inc.
Ladies and Gentlemen:

We have acted as special counsel to Scorpio Tankers Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s offer and sale, from time to time (the “Offering”), of its 7.00% Fixed Rate Senior Unsecured Notes due 2025, having an aggregate principal amount of up to $75,000,000 (the “Notes”); (ii) the Note Distribution Agreement, dated January 12, 2021 (the “Distribution Agreement”), between the Company and B. Riley Securities, Inc., as sales agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Notes through the Agent, from time to time, (iii) the registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form F-3 (File No. 333-230469) (the “Registration Statement”), and the prospectus contained therein, as amended and supplemented by a prospectus supplement dated January 12, 2021 (together, the “Prospectus”), and (iv) an indenture dated as of May 12, 2014 (the “Base Indenture”), as amended and supplemented by the Fourth Supplemental Indenture dated as of May 29, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).
In formulating our opinion, we have examined (a) the Registration Statement, including the Prospectus, (b) the Indenture, (c) the form of the Notes attached to the Supplemental Indenture, (d) the Distribution Agreement, and (e) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, including the Prospectus, the Distribution Agreement and such other documents, agreements and instruments.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the execution and delivery of the Notes, there will not have occurred any change in the law or the facts affecting the validity of the Notes.
Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Base Indenture and the Supplemental Indenture and delivered to and paid for by the purchasers thereof pursuant to the Distribution Agreement and as contemplated by the Registration Statement and the Prospectus, the Notes will constitute binding obligations of the Company.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.  This opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP